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                                                                    Exhibit 99.1

 Release: For Immediate Release

 For Further Information Contact:

 At the Company:                           At the Financial Relations Board:

 Neil Stuart, CFO     510-874-3423         Leslie Hunziker       312-640-6760
                                           Jack Cotto            312-640-6755

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Oakland, Calif.
Friday, December 17, 1999


                  CROWN VANTAGE SUCCESSFULLY AMENDS COVENANTS


Oakland, California, December 17, 1999--Crown Vantage Inc. (OTCBB: CVAN) is pleased to report that, in working with the company's senior secured lenders, it has successfully amended three financial covenant requirements for the fourth quarter of 1999. The amendments restored compliance with the tangible net worth requirement and facilitated compliance with two other financial covenant ratios at the end of the fiscal fourth quarter. The company's third quarter Form 10-Q filed on November 11, 1999, reported that Crown Paper Co. (a wholly-owned subsidiary) no longer complied with the tangible net worth requirement contained in its senior secured debt indentures. It also reported that it did not anticipate complying with the quarterly cash flow-to-debt and interest coverage ratios under those indentures at the end of the fourth quarter 1999.

In the same quarterly report, Crown Vantage noted that Crown Paper Co. would not comply with fiscal 2000 financial covenants as extended weakness in the paper markets prevented it from achieving the original financial covenants established at the peak of the paper market cycle in 1995. Appropriate modification to the covenants in the loan agreement for fiscal 2000 will be addressed in the first quarter with senior secured lenders.

Crown Vantage is one of the worlds' leading manufacturers of value-added papers for printing, publishing and specialty packaging. With nine mills internationally, the Company has capacity to manufacture more than 750,000 tons of specialty papers per year. The Company's diverse products are tailored for the special needs of target markets. End users include specialty magazines and catalogs, financial printing and corporate communications, packaging and product labels, coffee filters and disposable medical garments--and hundreds more. For more information, visit www.crownvantage.com.



Safe Harbor Statement: This news release contains certain forward-looking statements concerning Crown Vantage's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These could include that failure of Crown Vantage to improve financial results or to maintain liquidity; the inability of the company to successfully amend debt covenants for fiscal 2000; sudden marketing changes in product pricing or the cost of raw materials; failure of the company to successfully implement its value-added marketing strategy or other uncertainties listed from time to time in the company's filings with the SEC.


        For further information on Crown Vantage free of charge via fax, dial 1-800-PRO-INFO and enter the number 2826.

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